SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Correctional Services Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

NOTICE OF THE 2003 ANNUAL

MEETING OF STOCKHOLDERS TO BE

HELD ON JUNE 23, 2003 AT 10:00 A.M.

To the Stockholders of Correctional Services Corporation:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Meeting”) of CORRECTIONAL SERVICES CORPORATION (the “Company” or “CSC”) will be held on Monday, June 23, 2003, 10:00 a.m., local time, at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236, for purposes of considering and acting upon the following matters:

(1)	the election of seven directors;

(2)	the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2003; and

(3)	the transaction of such other business as may properly come before the Meeting, or any adjournments or postponements thereof.

Only holders of record of the Company’s Common Stock at the close of business on May 9, 2003, the Record Date for the Annual Meeting fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement describing the matters to be considered and acted upon at the Annual Meeting is attached to this Notice. Also enclosed is the Annual Report to Stockholders for the year ended December 31, 2002, containing audited financial statements of the Company.

ALL HOLDERS OF COMMON STOCK ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.

On behalf of the Board of Directors,

Sarasota, Florida April 30, 2003	John R. Mentzer, III Vice-President, General Counsel and Secretary

STOCKHOLDERS WHO DO NOT EXPECT TO BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 10:00 A.M. ON JUNE 23, 2003

INTRODUCTION

General

This Proxy Statement is being furnished to the holders of the Common Stock, par value $.01 per share (the “Common Stock”), of Correctional Services Corporation, a Delaware Corporation (“CSC” or “the Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2003 Annual Meeting of Stockholders (the “Meeting”), to be held at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236, on Monday, June 23, 2003 at 10:00 a.m., local time, and any adjournments or postponements thereof. The cost of this solicitation will be borne by the Company.

Unless otherwise specified, all shares represented by proxies will be voted by the proxy holder as follows:

For —	The election of the Board of Director’s seven nominees as directors for the next year.
For —	Ratification of the appointment of Grant Thornton, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

Management and the Board of Directors are not aware of any other matters to be brought before the meeting. If any such matter or matters properly come before the Meeting, the designated proxy holder(s) will have discretionary authority to vote thereon.

The Proxy Statement and accompanying proxy card are being first mailed to stockholders on or about May 23, 2003.

Voting at the Annual Meeting

Only holders of record of Common Stock at the close of business on May 9, 2003 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 10,155,275 shares of Common Stock outstanding.

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. All abstentions, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A plurality vote of the shares of Common Stock voted, in person or by proxy, at the Meeting, is required to elect each of the directors. The affirmative vote by holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting, is required to ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2003.

In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (“broker non-votes”), those shares will be disregarded and, therefore, will have no effect on the outcome of the vote.

If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

Shares represented by a proxy marked “WITHHOLD AUTHORITY” to vote for (i) all seven nominees or (ii) any individual nominee(s) for election as directors and not otherwise marked “FOR” the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the seven nominees.

Shares represented by a proxy that is marked “ABSTAIN” on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Meeting and at the discretion of the proxies on any other matters that may properly come before the Meeting.

At any time prior to its exercise, a proxy may be revoked by the stockholder granting it by delivering a written notice of revocation or a duly executed proxy bearing a later date, to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement, or by attending the Meeting and voting in person.

On and after June 2, 2003, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting. This list will be available during normal business hours at the office of the Secretary of the Company, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

Proxies may be solicited on behalf of the Board by mail, telephone, facsimile or in person, and the solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

1. ELECTION OF DIRECTORS

The following persons have been nominated by the Board of Directors to stand for election to serve as directors of the Company until the next Annual Meeting of the Stockholders of the Company and until their successors have been duly elected and qualified. Unless instructed otherwise, the proxy holder(s) named on the accompanying proxy card will vote for the election of the nominees.

•	Chet Borgida
•	Stuart M. Gerson
•	Shimmie Horn
•	Bobbie L. Huskey
•	James F. Slattery
•	Aaron Speisman
•	Melvin T. Stith

The Board of Directors believes that each nominee will be able to serve. However, in the event any nominee becomes unable to or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors may determine.

THE BOARD OF DIRECTORS RECOMMENDS

THAT STOCKHOLDERS VOTE “FOR” THE

SEVEN NOMINEES FOR DIRECTORS

Information Regarding Nominees and Executive Officers

Each of the persons nominated by the Board currently serve as directors of the Company. All nominees were elected by the Stockholders at the last Annual Meeting

Each nominee’s name, age, office with the Company, year first elected a director and certain biographical information are set forth below, as well the respective ages and positions of the executive officers of the Company.

Name	Age	Year First Elected as a Director	Position with CSC
Stuart M. Gerson (1)(2)(4)	59	1994	Chairman of the Board
James F. Slattery	53	1987	President, Chief Executive Officer and Director
Thomas C. Rapone	52	NA	Executive Vice President and Chief Operating Officer
Aaron Speisman (2)(3)	52	1987	Executive Vice-President and Director
Bernard A. Wagner	54	NA	Senior Vice President, Chief Financial Officer and Treasurer
Shimmie Horn (1)	30	1996	Director
Bobbie L. Huskey (1)(3)(4)	54	1999	Director
Melvin T. Stith (2)(3)	56	1994	Director
Chet Borgida (1)(3)	58	2002	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Stock Option Committee
(4)	Member of the Ethics and Compliance Committee

Stuart M. Gerson was elected a director of CSC in June 1994, and appointed Chairman of the Board in November 2001. Since March 1993, Mr. Gerson has been a Member of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989 to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

James F. Slattery co-founded CSC in October 1987 and has been its President, Chief Executive Officer and a director since CSC’s inception and Chairman from August 1994 to November 2001. Prior to co-founding CSC, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice-President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

Thomas C. Rapone joined the Company as Executive Vice President and Chief Operating Officer in April 2002. Mr. Rapone brings more than 27 years of experience in corrections operations and management at both the state and federal levels. Mr. Rapone also brings significant expertise in the private corrections market having served as Chief Operating Officer and President/Chief Executive Officer of a Civigenics, a private corrections company, from 1995 to 2000.

Aaron Speisman co-founded CSC in October 1987 and has been its Executive Vice-President and a director since CSC’s inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of CSC. Since June 1, 1996, Mr. Speisman has been employed by CSC on a part-time basis.

Bernard A. Wagner joined the Company as Senior Vice President and Chief Financial Officer in May 2001. Since 1992, Mr. Wagner held various positions with Uniroyal Technology Corporation, most recently as Vice President and Chief Financial Officer of its High Performance Plastics, Inc. subsidiary. Prior to this position, Mr. Wagner was Director of Accounting for the company’s Polycast Technology division and Director of Finance and Accounting at the corporate headquarters. Mr. Wagner is a Florida CPA.

Shimmie Horn was elected a director of CSC in June 1996. Mr. Horn is President of Triumph Hospitality, LLC, a real estate holding company. Mr. Horn received a B.A. degree in Economics from Yeshiva College in 1993, and graduated from the Benjamin Cardozo School of Law in 1996. He is the son of the late Morris Horn, the former Chairman of the Board and a founder of CSC, and Esther Horn, a significant stockholder of CSC.

Bobbie L. Huskey was a director of Youth Services International, Inc., which was acquired by CSC in March 1999, at which time Ms. Huskey became a director of the Company. Ms. Huskey has been president of Huskey & Associates since 1984 and has 29 years experience in corrections, specializing in juvenile justice planning, and facilities and program development.

Melvin T. Stith was elected a director of the Company in November 1994. Since July 1991, Mr. Stith has been Dean of the Florida State University College of Business. From December 1989 to July 1991, Mr. Stith was Chairman of the Marketing Department of the Florida State University College of Business where he was also a Professor. Mr. Stith is also a director of Sprint and United Telephone of Florida.

Chet Borgida was elected a director in June 2002. Since June 2001, Mr. Borgida has been a Senior Vice-President and Chief Financial Officer of Cross Media Marketing Corporation. From 1977 to May 2001, Mr. Borgida was a partner with Grant Thornton LLP, the Company’s independent auditors. Since March 2003, Mr. Borgida has been a Director and member of the Audit and Compensation Committees of Brand Partners Group, Inc., a Nasdaq listed company.

There were five meetings of the Board of Directors during 2002. Each incumbent director attended at least 75% of the combined number of meetings of the Board of Directors and committees on which such director serves.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee and an Ethics and Compliance Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

The Compensation Committee consists of Messrs. Stith, Speisman and Gerson. The function of the Compensation Committee is to determine the compensation of CSC’s executives.

The Stock Option Committee is made up of Messrs. Speisman, Borgida and Stith, and Ms. Huskey. The Stock Option Committee administers CSC’s stock option plans and awards stock options.

The Audit Committee consists of Messrs. Gerson, Borgida and Horn and Ms. Huskey. Each of the four members of the Audit Committee meets the definition of an independent director as provided in Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards.

The functions of the Audit Committee include the annual appointment of CSC’s independent public accountants, discussion and review of the scope and the fees of the prospective annual audit and review of the results thereof with the independent public accountants, review and approval of non-audit services of the independent public accountants, if any, the review of compliance with existing major accounting and financial policies of CSC, review of the adequacy of the financial organization of CSC and review of management’s procedures and policies relative to the adequacy of CSC’s internal accounting controls. The Report of the Audit Committee is included later in this Proxy Statement.

The Ethics and Compliance Committee consists of Mr. Gerson and Ms. Huskey and was established by the Board of Directors in November 2001 to oversee the Company’s Ethics and Compliance Program. The Ethics and Compliance Program was developed to promote understanding of the Company’s mission, philosophy, and goals and adherence to high standards of ethical conduct.

Audit Fees

The aggregate fees billed by Grant Thornton, LLP for professional services in connection with the audit of the Company’s 2002 and 2001 annual financial statements and review of the Company’s 2002 and 2001 quarterly financial statements were approximately $191,000 for 2002 and $153,000 for 2001.

Audit-Related Fees

The aggregate fees billed by Grant Thornton, LLP for assurance and related services in 2002 and 2001 that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above were approximately $115,000 and $33,000, respectively. The fees billed in 2002 consisted primarily of the audit of financial data as required under an operating agreement, and the audit of the Company’s 401(k) plans. The fees billed in 2001 consisted primarily of the audits of the Company’s 401(k) plans.

Tax Fees

The aggregate fees billed by Grant Thornton, LLP in 2002 and 2001 for tax compliance, tax advice and tax planning were approximately $54,000 and $61,000, respectively.

All Other Fees

The aggregate fees billed during 2002 and 2001 for services rendered by Grant Thornton, LLP, other than the services described in the preceding paragraphs were approximately $34,000 and $0, respectively. The other fees consisted of special projects.

Indemnification

CSC’s By-Laws provide that CSC shall indemnify each director and such officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

CSC carries insurance providing indemnification, under certain circumstances, to all of CSC’s directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers.

CSC has also entered into indemnity agreements with all of its directors and executive officers. The indemnity agreements provide that CSC will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against her/him by reason of the fact that she/he is or was a director or officer of CSC, except that CSC is not obligated to make any payment which CSC is prohibited by law from paying as indemnity, or where:

•	final determination is rendered on a claim based upon the indemnitee’s obtaining a personal profit or advantage to which he was not legally entitled;

•	a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions;

•	a claim where the indemnitee was adjudged to be deliberately dishonest; or

•	a final determination is rendered that indemnification is not lawful.

Director’s Compensation

Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. As of November 2001, non-employee directors elected or appointed to the Board of Directors are paid $2,500 for each Board meeting attended and $1,000 for each committee meeting attended, or in the case of a committee Chairman, $1,500 for each committee meeting attended. In addition, all non-employee directors participate in the Company’s 1999 Non-Employee Director Stock Option Plan and are reimbursed for expenses incurred to attend meetings.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company’s review of the copies of such forms received by it during the Company’s fiscal year ended December 31, 2002, the Company believes that the Reporting Persons complied with all filing requirements applicable to them.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Common Stock on April 10, 2003 by (i) each person known by the Company to own beneficially more than five percent of such shares, (ii) each director, (iii) each person named in the Summary Compensation Table under “Executive Compensation” of this Proxy Statement, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:

Name and Address of Beneficial Owner	Number of Shares	Acquirable within 60 days**	Percent Outstanding
James F. Slattery(1)	787,245	190,000	9.6
Dimension Fund Advisors, Inc.(2)	656,487	—	6.5
Benson and Associates(3)	635,900	—	6.3
Esther Horn(1)	597,175	—	5.9
Jacob May/Background America(4)	510,600	—	5.0
Aaron Speisman(1)(4)(5)	423,638	40,000	4.6
Stuart Gerson(1)	6,000	61,667	*
Bobbie L. Huskey(1).	1,206	41,667	*
Shimmie Horn(1)	14,301	25,000	*
Melvin T. Stith(1)	—	36,667	*
Jennifer Anna Speisman 1992 Trust(1)	23,438	—	*
Joshua Israel Speisman 1992 Trust(1)	23,438	—	*
Thomas C. Rapone	—	16,667	*
Bernard A. Wagner(1)	—	11,667	*
Chet Borgida (1)	—	3,333	*
All officers and directors as a group (nine persons)(6)	1,232,390	426,667	16.2

*	Less than 1%
**	Consists of shares issuable upon exercise of options.
(1)	Address is c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.
(2)	Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. In a Form 13G/A, filed February 3, 2003, Dimension Fund Advisors, Inc. reports sole voting power to vote or direct the vote over 656,487 shares; however, it disclaims any beneficial ownership of such shares.
(3)	Holdings obtained directly from investor as of April 25, 2003. Address is 111 SW 5th Avenue, Suite 213, Portland, OR 97204.
(4)	Holdings obtained from investor communication service. Address is 1900 Church Street, Suite 400, Nashville, TN 32703.
(5)	Does not include 23,438 shares of Common Stock owned by the Jennifer Anna Speisman 1992 Trust and 23,438 shares of Common Stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman’s children, as to which Mr. Speisman disclaims beneficial ownership.
(6)	The nine officers and directors include: Stuart M. Gerson, Shimmie Horn, Bobbie L. Huskey, James F. Slattery, Aaron Speisman, Bernard A. Wagner, Chet Borgida, Thomas Rapone, and Melvin T. Stith.

The following table sets forth securities authorized for issuance under equity compensation plans as of December 31, 2002.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding stock option ($/share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	730,750	6.33	1,266,125
Equity compensation plans not approved by stockholders	—	—	—

Executive Compensation

The following table sets forth a summary of the compensation paid or accrued by CSC during the three fiscal years ended December 31, 2002, 2001 and 2000 for CSC’s Chief Executive Officer and other executive officers:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(3)	Number of Securities Underlying Options	All Other Compensation (4)(5)
James F. Slattery Chief Executive Officer and President	2002 2001 2000	289,231 287,726 288,744	151,500 — 200,000	19,267 20,244 11,808	— — —	6,019 7,176 14,661

Thomas C. Rapone (1) Executive Vice-President And Chief Operating Officer	2002	130,567	50,000	—	50,000	18,363

Bernard A. Wagner (2) Senior Vice-President and Chief Financial Officer	2002 2001	150,719 92,132	45,000 —	— —	15,000 10,000	— —

(1)	Thomas C. Rapone was appointed Executive Vice-President and Chief Operating Officer on April 15, 2002.
(2)	Bernard A. Wagner was appointed Senior Vice-President and Chief Financial Officer on October 12, 2001. He worked in the capacity of Chief Financial Officer beginning in May 2001.
(3)	Consists of car lease payments or auto allowance.
(4)	Consists of life insurance premiums for Mr. Slattery.
(5)	Consists of a housing allowance for Mr. Rapone.

Stock Options

In October 1993, the Company adopted a stock option plan (the “Stock Option Plan”). This plan as amended, provides for the granting of both: (i) incentive stock options to employees and/or officers of the Company and (ii) non-qualified options to consultants, directors, employees or officers of the Company. The total number of shares that may be sold pursuant to options granted under the stock option plan is 1.5 million. The Company, in June 1994, adopted a Non-employee Directors Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 150,000 shares of the Company’s Common Stock. In May 1999, the Company adopted the 1999 Non-Employee Director Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 300,000 shares of the Company’s Common Stock.

Options granted under all plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). Options granted under all plans will expire not more than ten years from the date of grant.

The following table sets forth information relating to stock options granted to the executive officers named in the Summary Compensation Table:

OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 2002

Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Item
Name	Number of Securities Underlying Stock Options	Percent of Total Options Granted to Employees in 2002	Exercise Price of Options Granted ($/sh)	Expiration Date	5%	10%
James F. Slattery	—	—	—	—	—	—
Thomas C. Rapone	50,000	20%	$2.20	4/15/2012	$69,200	$175,300
Bernard Wagner	15,000	6%	$1.61	3/13/2012	$15,200	$38,500

The following table sets forth information relating to stock options held by the executive officers named in the Summary Compensation Table:

OPTION VALUES AT DECEMBER 31, 2002

Name	Number of Shares Underlying Options at Year End Exercisable/Unexercisable	Value of In-The Money Options at Year End Exercisable/Unexercisable
James F. Slattery	190,000/0	$0/$0
Thomas C. Rapone	0/50,000	$0/$64,500
Bernard Wagner	3,333/21,667	$0/$19,350

Employment Agreement

On September 29, 1999, CSC entered into an employment agreement with its Chief Executive Officer, James F. Slattery. The agreement has a term of three years with automatic annual renewal provisions, and is in the first renewal period. Mr. Slattery’s minimum annual compensation is $270,000 until September 29, 2000, thereafter the base compensation will be adjusted through annual costs of living increases of at least 3.5%. Mr. Slattery also received use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to 5% of CSC’s pre-tax profits in excess of $1,000,000, as adjusted by the gain on the disposal of assets, and the charges related to the impairment of assets and loss contracts, such bonus not to exceed $200,000.

Also, on September 29, 1999, CSC entered into a Change in Control Agreement with Mr. Slattery which provides for payments of specified benefits to Mr. Slattery in the event his employment terminates under specified circumstances following a change in control of CSC. For the purposes of this agreement, a change in control is deemed to take place whenever:

•	for any period of two consecutive years beginning on any date from and after September 29, 1999, if the Board of Directors at any time during or at the end of such period is not comprised so that a majority of the directors are either (i) individuals who constitute the Board of Directors at the beginning of such period or (ii) individuals who joined the Board during such period who were elected or nominated for election pursuant to a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (but not including, for purposes of (i) or (ii), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in the Change in Control Agreement relating to stockholder approval of a merger, share exchange or consolidation of the Company);

•	the stockholders of CSC approve a merger, share exchange or consolidation of CSC with or into any other corporation wherein immediately following such merger, the stockholders of CSC prior to the transaction own less than 51% of the outstanding voting stock of CSC (if it is the survivor of the transaction) or the surviving entity; or

•	the stockholders of CSC approve a plan of complete liquidation of CSC or an agreement for the sale or disposition by CSC of all or substantially all CSC’s assets.

Benefits made available to Mr. Slattery under the terms of the change in control agreement in the event that his employment is terminated under the above specified circumstances may include:

•	payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts and benefits to which Mr. Slattery is entitled under his employment agreement or pursuant to any plan of CSC in which he is participating at the time of termination;

•	a lump sum severance payment equal to the sum of (A) three times Mr. Slattery’s annual base salary and incentive bonus in effect immediately prior to the occurrence of the change in control and (B) $1,000,000 as payment for Mr. Slattery’s agreement to extend his agreement not to compete under his employment agreement to four years following the date of termination;

•	any deferred compensation allocated or credited to Mr. Slattery or his account as of the date of termination;

•	certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code;

•	maintenance of life, disability, accident and health insurance benefits substantially similar to those that Mr. Slattery was receiving immediately prior to the notice of termination, for the period beginning on the date of termination and ending on the earlier of (A) the end of the 36th month after the date of termination or (B) the date Mr. Slattery becomes eligible for such benefits under any plan offered by an employer with which he is employed on a full-time basis; and

•	all benefits payable to Mr. Slattery under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by CSC or any of its subsidiaries relating to retirement benefits.

On April 15, 2002, the Company entered into a two-year employment agreement with its Chief Operating Officer, Thomas C. Rapone. Mr. Rapone’s minimum annual salary is $192,500, plus executive benefits, a temporary housing allowance, and bonuses, payable from time to time in such amounts as may be determined by the Company. Mr. Rapone also received options to purchase 50,000 shares of the Company’s common stock, with the options vesting ratable over three years from the grant date. The agreement also includes a non-compete clause in effect during Mr. Rapone’s employment and until six months after termination of employment.

Report of the Compensation Committee

Executive Compensation

Executive Compensation Philosophy. The Company’s executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. The Compensation Committee of the Board of Directors consists of Messrs. Stith, Gerson and Speisman. Messrs. Stith and Gerson are independent directors. Mr. Speisman is an Executive Vice-President of the Company. The Compensation Committee is responsible for setting and administering the policies and programs that govern annual compensation.

Executive Compensation Components. The key components of the Company’s compensation program are (i) base salary, (ii) annual bonus, and (iii) long-term incentives by means of equity participation through stock options. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning the interests of executive officers with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

Base Salary. Base salaries for executive officers are set near the average levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Base salary adjustments are provided to executive officers based upon an evaluation of each executive’s performance, as well as the performance of the Company as a whole. While the Compensation Committee does not establish a specific formula or target to determine base salaries, the Compensation Committee does review detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. In this regard, the Compensation Committee also considers the relative financial performance of these companies, especially with regard to growth in earnings and return on equity. The Compensation Committee also considers the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and demonstrating leadership.

Bonus. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives, as well as the attainment of specific individual objectives that are established annually with each of the executive officers. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer’s compensation at risk. Consequently, through Employment Agreements with key executive officers, the Company establishes potential bonuses for executive officers based upon their ability to increase earnings and the achievement of specific operational objectives. Potential bonuses are based upon the Company’s judgment regarding the appropriate percentage of compensation which should be based on the attainment of such results.

Equity Participation through Stock Options. The Compensation Committee believes that equity participation through stock options (including performance-based options) is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company’s stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer’s actual and potential contribution to the Company and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of the executive officers with those of the Company’s stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company’s stock occurs over a number of years. No performance-based options were granted either to the President and Chief Executive Officer or other executive officers in 2002.

Compensation of the Chief Executive Officer. Consistent with the executive compensation policy and components described above, Mr. Slattery received a base salary of $ 289,231 for 2002. Mr. Slattery’s salary was not tied to specific performance criteria, but the Compensation Committee determined such salary to be appropriate based upon its survey of salaries paid to peers, attainment of non-financial corporate objectives and other factors. Mr. Slattery also received a bonus in the amount of $151,500 in 2003, based on the Company’s 2002 performance.

Members of the Compensation Committee:

Stuart M. Gerson

Aaron Speisman

Melvin T. Stith

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Messrs. Gerson, Speisman, and Stith. During fiscal year 2002, Mr. Speisman was employed by the Company as an Executive Vice-President.

Audit Committee Report

As required in its Charter and by the applicable rules and regulations, the Audit and Finance Committee has:

1.	reviewed and discussed with management the audited financial statements for the fiscal year;

2.	discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (codification of Statements on Auditing Standards, AU sec 380) as then modified or supplemented;

3.	received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Finance Committees,” as then modified or supplemented, and has discussed with the independent accountants the independent accountants’ independence;

4.	has considered whether the provision of services covered under the “All Other Fees” paragraph is compatible with maintaining the principal accountant’s independence, and affirms that the aforementioned services provided do not compromise the independence of the principal accountant;

5.	in view of the review and discussions referred to in paragraphs 1 through 4 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission; and

6.	reviewed its Charter and made such recommendations as it deemed necessary to the Board of Directors.

Members of the Audit Committee:

Chet Borgida

Stuart M. Gerson

Shimmie Horn

Bobbie L. Huskey

Certain Relationships and Related Transactions

The Company leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. (“MAFC”) pursuant to a five-year lease which commenced January 1, 1994. The lease established a monthly rental of $40,000 and contained three five-year renewal options. The Company is currently in its first option period, which runs from January 1, 1999 through December 31, 2003. The monthly rental payment during the first option period is $40,000. The monthly rental for the second option period, which runs from January 1, 2004 through December 31, 2008, is $45,000, and the monthly rental for the third option period, which runs from January 1, 2009 through December 31, 2013, is $50,000. In addition, the Company pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation owned by Mrs. Horn (27.5%) and Messrs. Slattery (8%) and Speisman (27.5%). The terms of the lease were not negotiated at arm’s length due to their relationship with MAFC and the Company. Messrs. Slattery and Speisman participated in such negotiations. The Company paid $480,000 in rent payments for each of the years ended December 31, 2002, 2001 and 2000.

Since October 1, 1996, the Company has leased a building located at 2534 Creston Avenue, Bronx, New York from Creston Realty Associates, L.P. (“CRA”), the corporation owned 10% by Esther Horn, from which the Company operates its Bronx Community Correctional Facility. The original lease term was two years commencing October 1, 1996 and had three additional one year option periods. The Company paid $363,000, $242,000, and $201,000 in rent payments for the years ended December 31, 2002, 2001 and 2000, respectively. Effective October 1, 2001, the lease was extended for 10 additional years, which increased the annual rent payable by the Company to $330,000, and provided for biennial increases in annual rent up to $450,000 per year during the term of the extension. The terms of the extension also enable the Company to terminate the lease at the end of any lease year at its option upon payment to the landlord of the full amount of the next year’s rent as an early termination fee. As with the original lease term, the Company also will pay taxes, insurance, repairs and maintenance on this building during the term of the extension. The terms of this lease extension were not negotiated at arm’s length due to the relationship between the Company, Mrs. Horn and CRA.

Stuart M. Gerson, a director of CSC, is a member of Epstein Becker & Green, CSC’s legal counsel. Epstein Becker & Green received approximately $47,000, $98,000, and $270,000 in legal fees from CSC for the years ended December 31, 2002, 2001 and 2000, respectively.

Pursuant to the terms of a Board of Directors resolution adopted in connection with the Company’s initial public offering, all transactions between the Company and any of its officers, directors or affiliates (except for wholly-owned subsidiaries) must be approved by a majority of the unaffiliated members of the Board of Directors and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and be in connection with bona fide business purposes of the Company.

Performance Graph

The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Russell 2000 Stock Index and the Company’s peer group for the last four fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 2000 and that all dividends were reinvested on a quarterly basis.

Comparison of Cumulative Total Return

Total Return Analysis

	12/31/99	12/31/00	12/31/01	12/31/02
Correctional Services Corporation	100.00	52.86	45.49	66.29
Russell 2000	100.00	95.80	96.78	75.90
Peer Group	100.00	40.96	118.72	83.77

The Company’s peer group consists of the following companies: Wackenhut Corrections Corporation, Corrections Corporation of America, Cornell Corrections, Inc., Ramsey Youth Services and Res-Care, Inc.

2. REAPPOINTMENT OF AUDITORS

The Board of Directors recommends that the stockholders ratify the appointment of Grant Thornton LLP, which served as the Company’s independent auditors for the last fiscal year, as independent auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2003. A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the year ended December 31, 2002.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE

APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003

3. OTHER MATTERS

The Board of Directors has no knowledge of any other matters that may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy on such matters.

Stockholders’ Proposals

Any stockholder of the Company who wishes to present a proposal to be considered at the Company’s year 2004 Annual Meeting of Stockholders, and who wishes to have such proposal presented in the Company’s proxy statement for such Meeting, must deliver such proposal in writing to the Company at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before April 15, 2004. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

April 30, 2003

The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended December 31, 2002. Such request should be addressed to Bernard A. Wagner, Chief Financial Officer, Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

CORRECTIONAL SERVICES CORPORATION

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James F. Slattery and Bernard A. Wagner and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Correctional Services Corporation on June 23, 2003, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1) and (2) unless the stockholder specifies otherwise, in which case it will be voted as specified.

Please complete, date and sign on the reverse side and mail in the enclosed envelope.

Please date, sign and mail your  proxy card back as soon as possible!

Annual Meeting of Stockholders

CORRECTIONAL SERVICES CORPORATION

June 23, 2003

¯    Please Detach and Mail in the Envelope Provided    ¯

A	☒	Please mark your
votes as in this
example.

		FOR all nominees listed at right (except as marked to the contrary below)	Withhold Authority to vote for all nominees listed at right	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL MATTERS LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.
								FOR	AGAINST	ABSTAIN
1.	To elect seven directors to serve until the next annual meeting of stockholders.	☐	☐	Nominees:	Chet Borgida Stuart M. Gerson Shimmie Horn Bobbie L. Huskey James F. Slattery Aaron Speisman Melvin T. Stith	2.	To ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2003.	☐	☐	☐
(Instructions: To withhold authority to vote for an individual nominee, strike a line through such nominee’s name in the list at right.						3.	Upon any and all such other business as may properly come before the meeting or any adjournment thereof.

							For multiple accounts only, mark here to discontinue extra annual report.			☐

SIGNATURE(S):                                                                                                                                                                        DATE:                                         , 2003

Note:    Executors, Administrators, Trustees, etc. should give full title.